AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF

SERIES D PREFERRED STOCK

OF

USELL.COM, INC.

I, Daniel Brauser, President of usell.com, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter the “Company”), DO HEREBY CERTIFY:

That pursuant to Section 242 of the Delaware General Corporation Law, the amendments and restatement herein set forth have been duly approved by the Board of Directors of the Company. The text of the Certificate of Designation is hereby amended and restated in its entirety as follows:

A.           Series D Preferred Stock.

1.      Designation; Ranking. A series of preferred stock is hereby designated as Series D Preferred Stock (the “Series D Preferred Stock”).

2.      Number. The number of shares constituting Series D Preferred Stock is fixed at 350,000 shares, par value $.0001 per share, and such amount may not be increased or decreased except with the written consent of the holders of at least a majority of the issued and outstanding Series D Preferred Stock.

3.      Liquidation Preference.

(a) Liquidation Event. A “Liquidation Event” shall mean (i) the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary or (ii) a sale, lease, license, transfer or other disposition, whether in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company, or (iii) a Combination Transaction as defined in Section 5(a).

(b) General. Upon any Liquidation Event, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $10.00 per share (the “Liquidation Preference”) of the Series D Preferred Stock before any amount shall be paid or distributed to the holders of the Company’s common stock, par value $0.001 per share (the “Common Stock”) or the holders of any other series or class of preferred stock of the Company, except the holders of any other series or class of preferred stock of the Company designated in Section A.3(c) below. After payment of the full Liquidation Preference to which each holder is entitled, such holders of shares of Series D Preferred Stock will still be entitled to participate with holders of Common Stock on an as converted basis and those holders of Preferred Stock entitled to a distribution of the assets of the Company upon the Liquidation Event. After a Liquidation Event and the subsequent payment to a holder of Series D Preferred Stock of its Liquidation Preference, such holder’s stock certificate representing its Series D Preferred Stock shall be deemed null and void.

(c) Subordination. The liquidation preference of the Series D Preferred Stock shall be subordinate in all respects to the liquidation preference of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock which are outstanding as of the date this Certificate of Designation is filed with the Delaware Secretary of State but not to future issuances of securities designated as Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

(d) Notice. Prior to the occurrence of any Liquidation Event, and in any event not less than twenty (20) calendar days prior to any payment date with respect thereto, the Company will furnish each holder of the Series D Preferred Stock notice in accordance with Section A.8 hereof together with a certificate prepared by the chief financial officer (or any other executive officer) of the Company describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of the Series D Preferred Stock each holder of the Series D Preferred Stock would receive pursuant to the provisions of Section A.3(b) or Section 5, if applicable, hereof and stating in detail the basis upon which such amounts were determined.

(e) Reduction of Time for Notice. The holder or holders of not less than a majority of the outstanding shares of Series D Preferred Stock may, at any time upon written notice to the Company, reduce the time, but not below five business days, for notice pursuant to any notice provisions specified herein for the benefit of such holders, and any such reduction of time shall be binding upon all holders of such securities.

(f) Election of Holders of Series D Preferred Stock. If the Liquidation Event is a Combination Transaction, each holder may within 10 days of receipt of notice, give notice to the Company of his election to accept the Liquidation Preference in lieu of the conversion rights under Section 5(a) (the “Election”). If the event that the consideration payable in a Combination Transaction is modified, each holder of Series D Preferred Stock may give notice of his Election within five days of receipt of notice.

4.     Voting. Except as otherwise provided by law, the holders of the Series D Preferred Stock shall not have the right to vote on any matters that come before the stockholders of Company in which case each share shall have one vote.

5.      Preference. The holders of the Series D Preferred Stock shall have, and be subject to, the following conversion rights:

(a) Conversion. Immediately prior to the closing of a Combination Transaction, and provided that a Liquidation Preference has not been given, each share of the Series D Preferred Stock then held by each holder of the Series D Preferred Stock shall be entitled, upon (i) written notice to the Company and (ii) the satisfaction of the requirements set forth in Section A.5(f), to convert all or any part of the Series D Preferred Stock then held by such holder into a number of fully paid and nonassessable shares of Common Stock in accordance with Section A.5(c), subject to the limitations contained in Section A.5(i). A Combination Transaction means any reorganization, consolidation, merger or similar transaction or series of related transactions in which the Company is a constituent party or a subsidiary of the Company is a constituent party, and the Company issues shares of its capital stock pursuant to such Combination Transaction, if, as a result of such Combination Transaction, the capital stock of the Company that is outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an “Acquiring Stockholder”, as defined below) does not represent, or is not converted into securities of the surviving corporation of such Combination Transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) which constitutes at least a majority of the total number of shares of capital stock of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder. An “Acquiring Stockholder” means a stockholder or stockholders of the corporation that (1) merges or combines with the Company in such Combination Transaction or (2) owns or controls a majority of another corporation that merges or combines with the Company in such Combination Transaction.

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(b) Conversion Time. The “Conversion Time” shall mean immediately prior to the occurrence of the Liquidation Event (which for purposes of a Liquidation Event described in Section A.3(a)(ii) or A.3(a)(iii) hereof shall mean immediately prior to the closing of such Liquidation Event), in which event the person(s) entitled to receive Common Stock of the Company upon conversion of the Series D Preferred Stock shall not be deemed to have converted such Series D Preferred Stock until immediately prior to the occurrence of the Liquidation Event.

(c) Conversion Formula. At the Conversion Time, each share of Series D Preferred Stock subject to conversion shall be convertible into the number of shares of Common Stock which results from dividing the Liquidation Preference by the conversion price for the Series D Preferred Stock that is in effect at the time of conversion (the “Conversion Price”). The Conversion Price shall be subject to adjustment pursuant to Section A.6 from time to time. Following each adjustment, such adjusted Conversion Price shall remain in effect until a further adjustment hereunder. The initial Conversion Price shall be $0.20.

(d) Reservation of Stock Issuable Upon Conversion. The Company shall at all times following the Filing Date reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Certificate of Incorporation.

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(e) Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series D Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s Fair Market Value. The Company shall, as soon as practicable after the Conversion Time, deliver to the holders of Series D Preferred Stock, or to their nominees, cash in lieu of any fraction of a share. For purposes hereof, “Fair Market Value” of a share of Common Stock as of a particular date (the "Determination Date") shall mean:

(i) “Fair Market Value”  shall mean: (i) if the principal trading market for such securities is a national securities exchange, or the Over-the-Counter Bulletin Board (“OTCBB”) (or a similar system then in use), the last reported sales price on the principal market on the Determination Date or if the Determination Date is not a trading day, the trading day immediately prior to such an Determination Date; or (ii) if  (i) is not  applicable, and if bid and ask prices for shares of Common Stock are reported by the principal trading market or the Pink OTC Markets, Inc. (or a similar system then in use), the last reported sale price, or if unavailable, the average of the high bid and low ask prices so reported on the Determination Date or if the Determination Date is not a trading day on the trading day immediately prior to such Determination Date.  Notwithstanding the foregoing, if there is no last reported sales price or bid and ask prices, as the case may be, for the day in question, then Fair Market Value shall be determined as of the latest day prior to such day for which such last reported sales price or bid and ask prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the over-the-counter market for 30 or more days immediately prior to the day in question, in which case the Fair Market Value shall be determined in good faith by, and reflected in a formal resolution of, the board of directors of the Company.

(ii) If the Determination Date is the date of a Liquidation Event, then all amounts to be payable per share to holders of the Common Stock pursuant to the Certificate of Incorporation in the event of such Liquidation Event, assuming for the purposes of this clause (ii) that all of the shares of Common Stock then issuable upon conversion of all of the preferred stock are outstanding at the Determination Date.

(f) Mechanics of Conversion. Before any holder of Series D Preferred Stock shall be entitled to convert shares of Series D Preferred Stock into shares of Common Stock in connection with a conversion pursuant to Section A.5(a), the holder shall surrender the certificate for such shares of Series D Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the Company, together with written notice that such holder elects to convert all or any number of the shares of the Series D Preferred Stock represented by such certificate and, if applicable, any event on which such conversion is contingent. The notice shall state the holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorized in writing. In the event less than all the shares represented by a certificate are converted, the Company shall promptly issue to the holder thereof a new certificate representing the unconverted shares.

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(g) Taxes Upon Conversion. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series D Preferred Stock. The Company shall not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that the tax has been paid.

(h) Delivery of Common Stock Certificates. As soon as practicable after the conversion of the Series D Preferred Stock in full or in part by a holder of Series D Preferred Stock, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to applicable holder of Series D Preferred Stock, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled on such conversion.

(i) Blocker. No conversion shall be made with respect to any portion of the Series D Preferred Stock which would result in beneficial ownership by such holder of the Series D Preferred Stock of more than 9.99% of the outstanding shares of the Common Stock (the “Threshold”); provided, however, that this limitation shall not apply to any holder who is an executive officer or director of the Company. For the purposes of this Section A.5(i), beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and Rule 13d-3 thereunder. A holder of Series D Preferred Stock shall have the authority and obligation to determine whether the restriction contained in this Section A.5(i) will limit any conversion hereunder and to the extent that such holder determines that the limitation contained in this Section A.5(i) applies, the determination of which portion of the Series D Preferred Stock is convertible shall be the responsibility and obligation of such holder. Any holder may increase the Threshold applicable to it upon prior written notice to the Company; provided, however that any such increase will only be effective 61 days after the date of such notice.

6.       Adjustments.

(a) Adjustment Upon Common Stock Event. At any time or from time to time after the date on which the first share of Series D Preferred Stock was issued by the Company (the “Series D Preferred Stock Original Issue Date”), upon the happening of a Common Stock Event (as hereinafter defined), the Series D Preferred Stock Conversion Formula shall, simultaneously with the happening of such Common Stock Event, be adjusted so that the number of shares of Common Stock receivable upon conversion thereof equals the number of shares of Common Stock which they would have received had their Series D Preferred Stock been converted into Common Stock on the date of such Common Stock Event. The Series D Preferred Stock Conversion Formula shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

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(b) Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Series D Preferred Stock Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Series D Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series D Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section A.6 with respect to the rights of the holders of the Series D Preferred Stock or with respect to such other securities by their terms.

(c) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series D Preferred Stock Original Issue Date the Common Stock issuable upon the conversion of the Series D Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section A.6), then in any such event, but subject to Section A.5, each holder of Series D Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series D Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d) Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Series D Preferred Stock Original Issue Date there is a reorganization of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.6) or a merger or consolidation of the Company with or into another corporation (except a Liquidation Event), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series D Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series D Preferred Stock, the number of shares of stock or other securities or property of the Company, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section A.6 with respect to the rights of the holders of the Series D Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section A.6 (including adjustment of the Series D Preferred Stock Conversion Formula then in effect and number of shares issuable upon conversion of the Series D Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section A.6 shall similarly apply to successive reorganizations, mergers and consolidations.

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(e) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series D Preferred Stock Conversion Formula, the Company, at its expense, shall cause its chief financial officer (or other executive officer) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid (or by electronic mail if agreed to by the holder), to each registered holder of the Series D Preferred Stock at the holder’s address as shown in the Company’s books.

7.       No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences and privileges of the holders of the Series D Preferred Stock against impairment.

8.       Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of the Series D Preferred Stock shall be deemed given upon the earlier of (i) actual receipt, (ii) three days after deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or (iii) one business day after deposit with a recognized and reputable express courier for delivery the next business day, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has signed and executed the foregoing Amended and Restated Certificate of Designation on this 13th day of November, 2012.

USELL.COM, INC.

By:	/s/ Daniel Brauser
Name:	Daniel Brauser
Title:	President

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